Casey's General Stores (Q1 FY 2019 Earnings) September 11, 2018

Corporate Speakers:

•	Bill Walljasper, Casey's General Stores, Inc., SVP, CFO

•	Terry Handley, Casey's General Stores, Inc., President, CEO, Director

Participants:

•	Daniel Robert Imbro, Stephens Inc., Analyst

•	Bonnie Lee Herzog, Wells Fargo Securities, LLC, Analyst

•	Kelly Ann Bania, BMO Capital Markets Equity Research, Analyst

•	Charles Edward Cerankosky, Northcoast Research Partners, LLC, Analyst

•	Christopher Mandeville, Jefferies LLC, Analyst

•	Ryan John Domyancic, William Blair & Company L.L.C., Analyst

•	Damian Andrew Witkowski, G. Research, LLC, Analyst

•	Benjamin Preston Brownlow, Raymond James & Associates, Inc., Analyst

•	Ryan J. Gilligan, Barclays Bank PLC, Analyst

•	Paul Trussell, Deutsche Bank AG, Analyst

•	Anthony Chester Lebiedzinski, Sidoti & Company, LLC, Analyst

PRESENTATION

Operator: Welcome to the Q1 Fiscal Year 2019 Casey's General Stores Earnings Conference Call.

(Operator Instructions)

As a reminder, this call is being recorded.

I would now like to turn the conference over to Bill Walljasper, CFO.

Bill Walljasper: Thank you for joining us to discuss Casey's' results for the quarter ended July 31.

I'm Bill Walljasper, Chief Financial Officer. Terry Handley, President and Chief Executive Officer, is also here.

Before we begin, I will remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements related to our possible or assumed future results of operations, business strategies, growth opportunities and performance improvements at our stores.

There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including our ability to execute on the value creation plan in order to realize benefits from that value creation plan as well as other risks, uncertainties and factors, which are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the SEC and available on our Web Site.

Any forward-looking statements made during this call reflect our current views as of today with respect to future events and Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

This morning, Terry will first take a few minutes to summarize the results of the first quarter and then provide an update on the progress with our value creation plan. We will then open up for questions about those results.

I would now like to turn the call over to Terry to discuss those results.

Terry Handley: Thank you, Bill. Good morning, everyone.

Before I begin, I would like to take a moment in memory of those lives lost 17 years ago as a result of the attacks on 9/11. This was a day in our history that we will always remember and our thoughts go out to those families and loved ones of those lost that day. Thank you.

As most of you have seen in the press release, diluted earnings per share for the first quarter were up 30% to $1.90 compared to $1.46 a year ago. The results were primarily driven by operating 105 more stores; stronger fuel margin from the first quarter last year; reduction of hours worked inside the stores; benefits of tax reform; and share repurchases. We continue to be on schedule of the execution of our value creation plan and are encouraged with the early progress we have been able to achieve in the fuel category.

I would now like to go over our results and some of the details in each of those categories.

In the fuel category, we continue to build out our fuel team in preparation for the launch of our formal price optimization initiative. In the interim, the fuel team has been in close coordination with our store operations team and taken a more proactive approach to our fuel -- retail fuel pricing strategy. This increased focus enabled us to achieve a higher average fuel margin of $0.205 per gallon for the quarter and drove a 13.1% increase in gross profit dollars from the fuel category. Same-store gallons were up 1/2 of 1%, with total gallons sold for the quarter up 6.5% to [nearly $602 million], primarily due to a strong contribution from recent new stores, acquisitions and replacements. The average retail price of fuel during this period was up nearly 27% to $2.74 per gallon. Same-store gallons in August are below our annual guidance, with an average fuel margin within our annual range.

In the Grocery & Other Merchandise category, total sales were up nearly 8% to $644.8 million in the first quarter. Same-store sales were up 3.2% during the quarter, slightly above our annual guidance as packaged beverages exceeded expectations and cigarettes performed well during the period. The average margin in the quarter was up 50 basis points to 32.4% compared to a year ago, primarily due to a product mix shift to higher-margin items. As a result of the favorable product mix and increased sales, gross profit dollars for the quarter in the category were up almost 10% to $208.9 million. Same-store sales in August are trending at the high-end of our annual guidance.

In the Prepared Food and Fountain category, total sales were up 7.3% to nearly $281 million for the quarter. Same-store sales were up 1.7%. The average margin for the quarter was 62%, down 50 basis points from the first quarter last year, primarily due to increased promotional activity, including additional promotions around our 50th anniversary celebration. Even though our margin was down compared to last year in the first quarter, we maintained a margin at the high-end of our annual guidance. In the quarter, Prepared Food gross profit dollars rose nearly 6.4% to $174.2 million. Same-store sales thus far in the quarter are trending below our annual guidance as we cycle against the strongest monthly same-store sales comparison during the last fiscal year.

For the quarter, total operating expenses increased 11.9% to $359.4 million. The first quarter operating expenses were impacted by the following line items: credit card fees and fleet fuel expense increase of $8 million, primarily due to a 27% increase in fuel price; a $3.6 million increase in healthcare costs, primarily due to an increase in claims paid and severity of claims. Excluding the impact of these 2 items, expenses were up approximately 8.2%, primarily due to operating 105 more stores this quarter compared to the same period a year ago. Same-store operating expenses, excluding credit card fees, were up 1.6%.

We continue to make adjustments to help offset some of the macro effects on operating expenses such as hours worked, 24-hour and pizza delivery reductions and work with our budgeted calculation.

I would now like to turn the call over to Bill to discuss the financial statements.

Bill Walljasper: Thanks, Terry. On the income statement, total revenue in the quarter was up 23.6% to $2.6 billion, primarily due to rising retail fuel prices and an increase in the number of stores in operation this quarter. Depreciation in the quarter was up 12.4%, which was below our annual guidance, primarily due to a decrease in accelerated depreciation from replacement stores activity -- effective tax rate for the quarter was 21.2%, down from a year ago due to the federal tax reform and a change in 2 of our state tax rates. We continue to be -- we continue to expect our effective tax rate for fiscal 2019 to between 24% and 25%.

Our balance sheet continues to be strong. At July 31, cash and cash equivalents were $44.8 million. Long-term debt, net of current maturities, was $1.3 billion. Our debt-to-EBITDA ratio is now at 2.7x. For the quarter we generated $149.2 million in cash flow from operations, with capital expenditures at $98.3 million compared to $94.9 million a year ago in the same period. We expect capital expenditures to be at the higher -- to be higher in subsequent quarters as new store construction continues and we complete our replacement projects budgeted for the fiscal year. Our capital expenditure estimate is $466 million for fiscal 2019.

I would now like to turn the call back over to Terry to update you on our unit growth and the progress with our value creation plan.

Terry Handley: Thank you, Bill. Our target this fiscal year is to build 60 stores and acquire at least 20 additional stores. This quarter, we opened 15 new store constructions, acquired 1 store and have 14 additional stores under agreement to purchase. You should expect a relatively even distribution of new store openings this fiscal year due to the efforts of our store development team over the past 2 years. Currently, we have 103 sites under agreement for new store construction. We are on track to achieve our unit growth target and believe we are positioned very well for future growth.

I would now like to discuss our value creation plan. As we indicated on our previous earnings call, we intend to provide you with an update each quarter regarding our progress towards executing on that plan. As a reminder, our multi-year long-term plan is comprised of several key programs and value drivers, including a new fleet card program, price optimization and digital engagement programs, as well as a continued focus on controlling operating expenses and capital reallocation. We are confident these key initiatives will drive accelerated growth and profitability, and deliver increased returns for our shareholders.

We have completed several key milestones over the course of the last quarter. I would like to begin with our fleet card program. This program, which represents a more aggressive approach to better address this important customer category, is right on track with the schedule we outlined in our last call. As reported previously, we selected FLEETCOR as our vendor. This past quarter, we onboarded a new fleet card manager to work with FLEETCOR and together they will be launching this new program in October. We expect to see benefits from this program in Q3 of fiscal 2019, resulting in an incremental lift in fuel volume and in-store sales driven by increased traffic.

In addition to the fleet card program, we have been busy executing on our fuel product optimization plan. During the quarter, we converted an additional 592 stores to biodiesel and 78 stores to premium or diesel. By the end of Q2, we will add one of these products to 344 additional locations. Biodiesel, regular diesel and premium fuel all carry a significantly higher margin than other fuel products. We believe these will have a positive impact to our overall fuel margin going forward.

The next initiative I would like to update you on is price optimization. Price optimization will allow us to leverage the sales data generated by our broad network of stores combined with market data to make centralized, rules-based pricing decisions at the pump and in the store, which will improve the sales and margin in every category throughout our network. Since our last call, we have selected PriceAdvantage as our platform for fuel optimization and dunnhumby as our platform for Grocery & Other Merchandise and prepared food and Fountain categories. We will begin piloting fuel optimization in select locations this month, with a planned network-wide rollout of fuel optimization later this fiscal year.

We will also begin testing price optimization inside our stores over the course of Q2 and Q3, with a planned rollout of select items to begin later this fiscal year. In the first quarter of fiscal 2020, we will expand the program to all our remaining categories. This program represents a fundamental shift in our marketing process for both fuel and in-store purchases, supported by an increased visibility into our pricing and promotion strategy. We are excited about this initiative and the benefit we believe it will bring to the Company.

We continue to progress with our digital engagement program and have reached several key milestones over the last quarter. Since our last call, we have selected the following platforms: SAP Hybris for our e-commerce and mobile ordering solution; MuleSoft for our integration services layer; and Salesforce for the customer database and marketing tool. We have also engaged Deloitte Digital as our e-commerce implementation partner. Upon integration of the digital engagement program, we intend to create a seamless customer experience both online and in-store that offers new digital project categories and facilitates personalized marketing and rewards. This will involve an enhanced Web Site, a redesigned mobile app, a loyalty program, in-store technology and enhanced enterprise infrastructure.

This digital platform will allow us to gain a deep understanding of our customers and better serve them by providing the seamless convenience they value and target effective promotions to drive additional customer visits. We are targeting a pilot for our e-commerce platform, a new mobile app and our loyalty program in the fourth quarter, with a broader rollout starting in fiscal 2020.

In anticipation of the increased sales volume generated by the value creation plan and new store growth, we are currently in the process of evaluating our distribution system to identify long-term optimization opportunities, with a focus on cost and efficiency. This review is expected to be completed in the next 30 days.

Another element of our value creation plan is that a disciplined approach to capital allocation and increasing shareholder value through dividends and share repurchases. Our capital allocation strategy will continue to prioritize investments with attractive return profiles including our value creation programs as well as disciplined store growth through new store construction and strategic acquisition opportunities.

In closing, while the rapidly evolving retail landscape continues to prove challenging, we have taken transformational steps to enhance store performance and deliver long-term profitable growth.

Moving forward, we believe Casey's has the right team in place and the correct strategy to successfully execute on the next chapter and drive significant long-term shareholder value.

We will now take your questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions)

Ben Bienvenu of Stephens Inc.

Daniel Robert Imbro: This is Daniel Imbro on for Ben. I wanted to start on gallon growth in the quarter. A little bit lighter than the guidance, but fuel margins were at the higher end of the range. Can you guys talk a little bit about how you're thinking about that trade-off? Was that margin a function of some early price optimization you guys are taking or is that more of the beneficial mix shift I think you mentioned?

Terry Handley: I would tell you, Daniel, that's a combination of both but primarily, knowing that the price optimization strategy is forthcoming with the support of the PriceAdvantage tool, we saw an opportunity with Nathaniel Doddridge, our Director of Retail Fuels, and the work that he is doing with his team as well as Debbie Grimes, our Vice President of Fuel Procurement, an opportunity to identify markets where we could grow gallons and those also some markets where we could grow on the fuel margin side.

We are really looking for a long-term balanced approach, and as we do with all of our categories, manage the gross profit dollar expectation. We have a strategy in terms of trying to find that balance and we will look at different markets in terms of where we're going to be more strategic growing gallons versus other markets where we know we can maximize margin. Right now it's a new opportunity for us to work with Nathaniel and the store operations team, and certainly we'll see a continued balance in terms of that strategy.

Daniel Robert Imbro: Looking at the guidance, fleet card kicking in later this year, anticipate that being a boost to comps. Should we anticipate kind of gallon growth in this level maybe until that benefit kicks in, back half of the year? Is that the right way to think about the cadence?

Bill Walljasper: Yes. This is Bill.

Certainly, we expect an uplift from the rolling out of the fleet card program. I think that's the good way to think about that. Certainly right now, we're looking to optimize gross profit dollars like we always have, and certainly, we anticipate a bump in fuel gallon movement, Q3 and into Q4 as that fleet card program comes online.

Daniel Robert Imbro: Can you talk a little bit more about operating expenses? They're up 12% in the quarter, I think you guys said up [8.2] excluding credit card fees in the healthcare. But could you parse out a little bit more detail on some of the buckets between maybe what new stores contributed or prior initiatives? And was there any beneficial impact from paring back the prior initiative in the quarter, like delivery and 24 hours?

Terry Handley: Yes, I'll take that. Yes, certainly we had an 11.9% increase, maybe just give you a little more color on the breakdown. Roughly, the contribution coming from new stores and Daniel, not only it's new stores but our replacement stores and newer acquisitions, it was roughly almost 6% of that lift. When you take a step down further, about 2.2% comes from the increase of credit cards and fuel expense.

As we called out, health insurance, we did have a little bit more unusual activity in the quarter. Our high dollar claims were up about 73% in the quarter. Actual claims paid in totality were up almost 20% in the quarter; that ultimately drove roughly about 1% of that 11.9%. And that will get you quickly down to that 1.6% number or thereabouts. Obviously, the value creation plan, we continue to believe that's going to be a 1% impact over the course of the year, and certainly, we're trending in that direction.

But on the other side of that, the new stores also contributed roughly half the EBITDA contribution that we saw in the quarter. And one of the positive things that we are seeing from the new stores that we are putting up right now is they certainly at least early on, are ramping up at a much higher clip than previous new stores that we had in the prior year. We're encouraged by that; we think that's a credit to our store development team and the locations and the efforts we're making here so far this fiscal year.

Daniel Robert Imbro: Last one for me, a little bit more just a follow up, Terry, I appreciate the color on quarter-to-date you gave, you called out August with the toughest comp for Prepared foods. But how do the monthly comps look for the remainder of the quarter in each segment? Do the monthly compares get easier across the board?

Terry Handley: Yes, I would tell you, Daniel, that throughout the back half of the fiscal year, those monthly comps should be easier than what we are certainly experiencing in the month of August. If you recall, last August was just a tremendous month of ideal weather. We also certainly had a short-term bump from the solar eclipse. And here in the Mid-West that really was a big sales impact. Certainly as we look to September, October, the comparisons will be much more favorable than what we have here in August. And as you get into Q3 and Q4, again much more favorable. We see some positive opportunities in the back half of the year.

Operator: Bonnie Herzog of Wells Fargo.

Bonnie Lee Herzog: I have a question on your value creation plan. I guess I was hoping you guys could give us an update on the timing on a high level. You mentioned in your release that you plan to expedite it, so could you give us a sense of maybe how soon you'll be able to finish implementing these initiatives? I guess I'm trying to get a sense as how much you might have shortened the timeline?

And then your FY '21 guidance, should we think about your ability to hit some of these targets earlier?

Bill Walljasper: This is Bill, Bonnie. I'll start that off here.

Looking at that glide path of these different programs that we have, we're certainly right on track with the execution of the fleet card program. Coming right out of the gates back in March with the announcement of value creation plan we indicated starting Q3 of this fiscal year, we should start seeing benefits and I believe we are on pace to do just that. With respect to the price optimization, again, I think we're right on track with that. The timeline for that obviously, when you will start seeing some benefits from that price optimization -- and when I say price optimization, that's the formal rollout of the price optimization -- but that will be in the latter part of Q3 and into Q4.

And then with respect to the digital transformation, we're continuing to look to accelerate that. We're right on pace from our original execution, our original commentary. And so I think we're actually setting up very well to have a Q4 with respect to all of these things coming to head at that time as we kick off and look forward to the next fiscal year. From a quantitative perspective, Bonnie, you'll start hearing us talk about some of those quantitative aspects as we head into Q3. Right now, it's really more qualitative and making sure we hit the milestones so that we can communicate to the Street that we are executing and plan to execute on this plan.

Bonnie Lee Herzog: And then just quick follow on regarding this topic, could you guys update us on the investments required for your value creation plan, especially in light of your decision to stop buying back your stock? I just want to get a sense if anything's changed there in terms of what will be required in terms of your investments to implement a lot of these initiatives.

Bill Walljasper: There has been no material change to what we anticipate investing to stand up these programs. Last quarter, we articulated the CapEx budget, $466 million.

Included in that was roughly about $23 million to $24 million of investment to stand up the digital program. The other 2 programs have very little investment and very little OpEx to stand up. And so really the main investment is going to come through that digital transformation.

However, I would say that next fiscal year, I would not expect to see a CapEx increase in that neighborhood; I think that's when you'll start to see a little bit more of an OpEx increase. As we move forward into the course of the latter part of this fiscal year and into the next fiscal year, every quarter, we'll update you on that.

Bonnie Lee Herzog: And then I had a question on your pizza promo strategy, which it seems like you might have tweaked a bit during the quarter since you mentioned it had minimal effect on your margin. Just curious to hear about any changes you might have made? And then possibly more opportunities to refine your pricing and promo strategy for this business.

Bill Walljasper: Terry, can take that one.

Terry Handley: Yes, Bonnie, I would tell you that we still remain, in terms of the pizza promotion strategy, it certainly remains a very competitive market as you know. And it's very obvious to us that we need to be in that game. You will continue to see promotions that would be along the line of single topping promotions, [2-for-prices], you'll occasionally see may be some additional or maybe even increased promotions on our supreme and other higher value pizzas, if you will.

I think the bigger thing here is taking an opportunity to understand where we can get some leverage in our morning daypart and in our noon daypart, with sandwiches and breakfast pizza combos. But certainly, the single topping pizza promotions, 2-for-pricing is going to continue to be a strategy as we work very hard to regain that market share. And that's the competitive environment that we're in today, not only with the major pizza brands but also with the major QSRs, and even some of our fast casual competition. Again, continues to be a very competitive area with regards to promotional activity. And we're going to have to continue to refine that strategy, and I know the marketing and food service teams are doing that as we speak. And we'll continue to work very hard to drive those sales upward.

Operator: Kelly Bania of BMO Capital Markets.

Kelly Ann Bania: I was wondering if you could elaborate a little bit on the distribution system review? You mentioned I think in process maybe, just help us understand what that's focused on, what you expect to get out of it and is that related to the test on the more frequent deliveries or is that separate? Maybe just an update on that as well.

Terry Handley: This is Terry.

I would tell you that it's a combination of several things. Certainly as we continue to grow the enterprise with a number of units, we have to ensure that we can support those stores. And as we anticipated after the construction and opening of our Terre Haute facility, we would happily looking in the near term for what might be distribution center #3. But we also wanted to make sure that was the right play. And so we have undergone a very significant study internally and actually working very hard to complete that here during Q2, so we can come back to the Board of Directors and provide them a recommendation on what our next steps would be.

But in conjunction not only with the value creation plan and the anticipated increase in sales from those initiatives, we also see opportunity in terms of different product mixes, whether that be fresh products, also the high-volume stores where we know we need to be in stores more than once a week -- what are the most cost-effective opportunities to do that. And so as we consider DC #3, we also look at also third party distribution opportunities that may be in combination with DC #3 or an alternative to DC #3. And so that study will come to a conclusion here during Q2, and as I said, we'll report to the Board of Directors at our Q2 meeting and we'll set the path forward in terms of what that distribution network will look like.

Kelly Ann Bania: Just on all the different vendors you're working with, I was just listing them out from Deloitte to Salesforce to dunnhumby, this seems like a lot of change, and a lot of new teams communicating with outside vendors -- just curious how you feel about the communication and execution with all these different things going on at once?

Bill Walljasper: This is Bill, Kelly.

When we look at the vendors that Terry mentioned, the SAP and MuleSoft and Salesforce and Deloitte, obviously that's part of the reason why we hired a Chief Marketing Officer, we're also the process right now looking to hire a Vice President of Digital; we just onboarded a Director of Digital as well. We're starting to build out that team but we certainly understand that perhaps currently we don't have the skill set to execute on some of these. This is why we're going out to these vendors to leverage their skill set during the interim to try to stand these programs up.

We think certainly there's tremendous value in the digital transformation. We obviously see just on a small piece of that how our Fuel Saver program has resonated with our customers in the past. And so we think we can execute to that type of leverage in other areas of our business. And so definitely, the people we are bringing on board have the skills and expertise to coordinate these activities.

Kelly Ann Bania: And then in terms of the fleet card, you talked about that kind of giving lift to the gallons. Can you maybe quantify what kind of lift you're expecting and how you come up with that -- assuming that's in your guidance for the year, given where things are tracking -- but maybe just help us understand how you're thinking about that more specifically?

Bill Walljasper: On the fleet card program, as Terry mentioned, our vendor in this process is FLEETCOR, so when we went out and actually did an RFP, looking at to secure that partnership, we certainly heard back from several vendors and their experience in the lift that they typically see when a new fleet card program is executed. Also the experience of our new Director of Fuels coming on board who has stood up similar sort of programs also has experience in this area as well. A combination of those 2 gives us the information as far as the lift in gallon movement.

We also know obviously that these new fleet card members also come in and do shopping inside a store and so that's why to the comment that Terry made we believe we'll have a lift inside the store as well. And so one of the things that really we get excited about with the fleet card program is the density of our stores in the Midwest. These partners have not seen density of stores like ours and so there's certainly an excitement around that to execute on that program. We'll report more here, come the December call, see how were tracking.

Kelly Ann Bania: And then just another one on prepared food category, you commented about the competitive environment there. I think you took some price increases in July, just curious, it sounds like there's maybe some noise near term with the weather impacts in comparison, but just curious how you feel about that unit movement in that category relative to your prior experience when you implemented some price increases and just how you're generally feeling about price increases going forward?

Bill Walljasper: We did take a couple of price increases. One was in May and that was predominantly on pizza slices and some hot sandwiches. And then we took another in July on our doughnuts. And so currently as we speak here, we have not seen necessarily any elasticity with that. I think more of an overriding issue that we have is in generally an industry that affects us is the customer count, specifically in our area obviously with continued farm income being down, that does kind of put pressure on discretionary income. That's something we need to be cognizant of.

Now, going forward with price increases that will be kind of on a case-by-case basis to see where we have opportunities. As we've mentioned in prior calls, we do competitive pricing surveys on a very regular basis on our key products. And so to the extent that we believe that we might have an opportunity to take some strategic price increases, for instance like doughnuts or pizza slice, we'll take advantage of those.

Operator: Chuck Cerankosky of Northcoast Research.

Charles Edward Cerankosky: Bill, without getting into it too deep, I glanced at your working capital numbers and it looks like it was pretty well managed this quarter. It looks like quite a bit better than in the past. Anything going on there you want to talk about?

Bill Walljasper: There's probably a couple of things that I'd probably call out. One, on the fuel side, we've taken a much more conscious effort. Some of the products that don't turn as quite as often and understanding that and perhaps maybe having a max bill rate on some of those tanks with respect to our diesel and premiums. And so we do a little bit of job on inventory management on some of those but I'll call some secondary products on the fuel category.

The other thing that we made a change here recently is in the cigarette category in tax stamping, we have a difference in the pre-and post-tax stamping, which has cut down probably about 50% of our inventory in the cigarette category here in this past quarter. And also it's helping improve the operating expenses us well as we were able to relocate some of those people elsewhere in the business.

Those are the two things that I would call out at this point.

Charles Edward Cerankosky: And then you also talked about the fuel management team, the marketing team working more within store. Can you expand on that a bit please?

Bill Walljasper: Terry will hit that one.

Terry Handley: This is Terry. I will tell you that historically -- and we've talked about this in the past -- with regards to our retail pricing strategy, it was a very decentralized strategy managed by our store operations leadership team. While they certainly had data available to them, it was very dynamic, if you will, in terms of how we price. We follow the competition. We’ve made sure we weren't undersold and it was a market-to-market optimization, if you will.

Today what we're looking at is a combination, if you will, that makes it more of a centralized pricing opportunity. With Nathaniel Doddridge and his team on board, they are working very closely with that store operations leadership. They have more in tune, more diversified data points, opus information and so forth, it's available for them. They certainly have a higher level of expertise with regards to what the markets are doing. And so they're working very closely with our store operations leadership team, to make some of that decisions regarding -- and recommendations regarding how we might attack a particular market, whether that be to grow our balance.

And so we see an opportunity to grow guns we may become a little more proactive as opposed to reactive with regards to our retail pricing strategy. But also looking at certain markets where we see opportunities to maximize margin, because we're probably where we're going to get in terms of the gallon opportunity for that particular period of time. And so we see an opportunity for balance. And that's really what we're trying to do is we're trying to strike that balance to maximize gross profit dollars.

Operator: Christopher Mandeville of Jefferies.

Christopher Mandeville: Bill, could you just -- I think that you referenced the May strength, the packaged beverages, can you speak about the comp cadence throughout the quarter for all categories? And then when we think about your quarter-to-date comments for fuel and prep food in particular, did those 2 items actually remain in positive territory?

Bill Walljasper: Yes, I'll take your first one. The cadence obviously made in across all categories, kind of carry the weight. As we might have mentioned in the last call and May was a very, very solid weather month relative to May previous month. And certainly that was -- that permeated across all lines. And then as far as when you look at what would be the weakest month for us -- actually June, is why we're roughly about the same in that regard. Definitely May was a very strong month for us.

As we head into the second quarter, just by way of comparison, this was a question that was asked previously. But August last year it was by far and away, the strongest Prepared Food month of any month in the fiscal year. It was one of the strongest fuel gallon months as well as grocery. And so that's where we're comparing against currently, so there may be a little of comparison issues from the commentary we made roughly in the first quarter. And now I will point out, Chris at this point, from a 2-year stack basis, we are see acceleration on a 2-year stack. The month of August will be an acceleration of 2-year stack relative to the last 4 or 5 months that we had. Was that helpful?

Christopher Mandeville: That is actually very helpful. And then on the grocery performance, really some of the best results that we've seen over the last few years on the comp and gross profit dollar generation. But when we think about either the gross profit dollars growth or even the margin expansion of over 50 basis points, was that really just a byproduct of the sales mix shift? Or was there anything else? To what extent is that may be sustainable as we move into price optimization in the coming quarters?

Bill Walljasper: Yes, so price optimization will be an interesting dynamic as we move into the latter part of the fiscal year. Because in some cases, we will probably see a lift in margin and some we will see lift in volume depending on the location and what direction we want to go with the pricing. And that's something that we will report on as we go forward, obviously. With respect to the margin specifically in the quarter, I mean Terry touched this on his commentary, we did see several items like for instance packaged beverages had a significant uptick in the quarter. Obviously, May was a very strong month relative with the weather.

A couple of other things that we're doing to continue to roll out more liquor sales to our source, which has a higher margin than that particular category doing very well. The other side of it, the OTP, the other tobacco products, have done very well for us and continue to grow as that product innovation continues on the manufacturing side. Those are just a few kind of takeaways as to kind of what's helping. Now I will say this, Chris, historically Q3 and Q4 will be generally speaking our lower margin months in the normal course of the fiscal year, just because we don't sell as many of the higher-margin items like for instance, ice or some of the packaged beverages.

Christopher Mandeville: Right, okay. And then I suppose anything about OpEx if we were to kind of utilize baseball terminology, what inning are we in today as it relates to the reduction of labor hours per store?

Bill Walljasper: Well actually we're in the middle of the game. I mean we continue to be focused on this. Terry alluded to some additional things that we continue to tweak and realign, budgeted hours are one of those. We kind of continue to see opportunities here and there but specific stores to carve out in a day or two, to be more efficient then we currently are. And that has had some in tremendous benefit. We've had just some anomalies in the first quarter obviously, the higher retail fuel price one that kind of what's coming into play. I will mention that we will start cycling against higher retail fuel prices towards the end of the year.

That comparison has a chance to mitigate. Also on the long-term incentive plan, we did have an acceleration of some of the expense in the long-term incentive plan in the Q1, we will not see that acceleration in Q2, Q3 and Q4, so that's another thing that's creating a little bit of noise in Q1. And then the last one I think I talked about other bit was health care cost, just definitely saw a rise in claims paid especially high dollar claims. With the coming into the next calendar year, we are in the process now of reevaluating healthcare and our program and we are looking for opportunities to tweak that plan and again it all comes back to my previous comment about waiting for us to continue to drive OpEx and focus on OpEx.

Christopher Mandeville: Okay. And then just two quick ones for me, the $8 million year-on-year increase between credit card fees and fuel costs, what's the actual general breakdown between that? And then what was the RIN contribution in the quarter to the fuel margin?

Bill Walljasper: The RIN contribution was $4.6 million on 17.2 million RIN sold. I'll stop there. Just before you reach the second part of that. Perhaps a good illustration of earlier commentary we made in calls that we believe that rents don't necessarily drive the margin here, we have a $0.205 fuel margin in the quarter, we're probably have some of that lease dollar contribution coming from rents, probably in the last 2 years for sure if not 3 years.

That part of the reason that we remain silent in the press release in the 10-Q, but certainly happen to discuss those same things. And you mentioned the other question was credit card fees, the dollar amount of credit card fees this quarter was $37.6 million. If you want to break that [2.2], roughly about 1.9% or 2% of that really would be coming from the credit card fees, the rest will be the fuel expense or the cost for the Company.

Operator: Ryan Domyancic of William Blair.

Ryan John Domyancic: With a relatively lower gallon growth number we saw, is that having impact on the amount of customer trips to the site? And if so, is that resulting in less trips inside the store? And then if that is the case, is there any way to measure what kind of impact that is having or it has had on the retail comparable sales figures on the inside sales?

Bill Walljasper: That's a great question. That's one that we're very cognizant of, unless we don't have come concrete answer for that regard. I think we will have a concrete answer as we get the digital platforms stood up, have the ability to kind of watch that because we do have a fair amount of customers we believe that will come just for fuel and move on.

Ryan John Domyancic: That fewer gallons per transaction is the helpful number there. Well thank you very much.

Operator: Damian Witkowski of Gabelli and Co.

Damian Andrew Witkowski: Just step back and just going back to price optimization on the fuel side. What's the -- are you willing to lose market share in certain markets to optimize the fuel margin?

Bill Walljasper: Damian, I wouldn't qualify it as losing market share. I think what we're trying to find is truly is an optimization, it's trying to find that balance. And so as we think about our pricing strategy I will tell you in certain markets we certainly can be the dominant player in terms of the number of locations. And so the question is, whom are we competing against? And so we need to make sure that we still are being competitive. But we're maximizing the margin opportunity. We're not going to give out market share necessarily but what were looking for is the balance. I don't really know how else to explain it to you except that (inaudible) opportunities.

Damian Andrew Witkowski: And if you look at that opportunity, we're sort of early in that process, is majority of the gains on the CPG side, would those be realized in the first 12 months and then it gets much more difficult I mean it's an ongoing process? Or should be sort of still a nice tailwind beyond 12 months?

Bill Walljasper: Yes. A couple of things there. The thing that Terry mentioned there, I think there will be gains in the next 12 months on the CPG with the program that Terry alluded to. Keep in mind we're talking about retail pricing strategy right now. And there's a whole another dynamic with our fuel program going forward. We touched on it just other bit on the last call. And from of it's a good time to touch on it now, that the fuel procurement side of the business. And so we actually are currently looking to hire procurement manager. We just onboarded several pricing analysts as well. We are now securing opus data, all of which has led us down to the right direction at looking different alternatives in way we repurchase our fuel.

And that can run the gamut in many different areas, it really will depend on the product quite frankly on the area of our business, but we do believe we have a certainly significant opportunity, not only on the retail pricing side of the fuel equation but also the procurement side of the equation to drive CPG moving forward. And so we will talk a little bit more about that as we get further down the fiscal year, but I guess that's a dynamic that were looking for. And it's a follow on to one of Terry's comments on the price optimization, I do believe the environment of our business lines itself opportunities to take margins without sacrificing any type of market share.

Damian Andrew Witkowski: Okay. And then just quickly on the new store, remind me new store is typically ramped up, mature over what period?

Bill Walljasper: It's roughly about a 5 -- year period. Definitely encouraged by what we're seeing so far.

Damian Andrew Witkowski: And again, majority of those 105 new stores versus a year ago, those are fairly, I mean, how many of those are in new markets sort of where Casey's is less prevalent?

Bill Walljasper: I'd say probably half of those stores are what I would characterize as a newer market. Now we may be, let's say a newer market, I would say like Arkansas for instance, Tennessee, Kentucky, we've been in those states for several years, but it's probably less mature state.

Damian Andrew Witkowski: Okay. And then lastly we talked about the farmer and their income and then tail -- headwinds there. But is it the farmer's income or is it the farmer -- because if I look at you put out in the presentation on the investor deck that talks about farmer's cash flow, and that seems to be pretty stable, on a year-over-year basis.

Bill Walljasper: I hope that's right. I mean if that's if it stay hold, there is an indication that perhaps we're at the bottom of this cycle and are headed upward. I can't say that to be 100% true but certainly that seems to be an indication. The other side of that amount 1 last comment on that, the other side of that equation there is dependent on were these tariffs ago that could have had an adverse impact on the farming income.

Operator: Ben Brownlow of Raymond James.

Benjamin Preston Brownlow: Just a quick follow up on the fuel pricing strategy and the product conversion. And I know Terry you mentioned that it was kind of a combination of the 2 that's really driving the fuel margin. Can you get a little bit more granular in terms of the biodiesel at the [500] locations, what kind of benefit that had? And as you look to the 78 or roughly quarter of the 350 sites that are converting over to premium gas and diesel, is that a bigger benefit than the biodiesel at the 500 locations? Just how should we think about the balance of the benefit between the product conversion?

Bill Walljasper: I'll go and take that. When you kind of look at the order of magnitude, I would say the efforts that our fuel team and production and coordination with the store operations team is probably had the biggest impact at this point. The other product optimization certainly will continue to be tweaks for us just by way of an example, the diesel blending will have a margin significant a higher than our stated fuel product. I would say that impact in the first quarter is roughly in total, roughly $1 million for the biodiesel conversions.

The fuel product involvement with respect to the premium and diesel, we only did 78 stores additional in the quarter so that's probably less of an impact at this point, however, as Terry mentioned, we're going to do almost 350 conversions here in the second quarter and we continue to look for opportunities to drive those in future quarters, I mean it really comes down to try to match now customer demand with the right product and this is kind of what we're trying to do at the end of the day will ultimately drive CPG.

Benjamin Preston Brownlow: That's helpful. And then so with the premium diesel gasoline conversions of the 350, would that be a bigger impact than the biodiesel? Or is it relatively on par?

Bill Walljasper: It will be on par. And just to clarify that, that 350, some of those will be diesel and some will be premium. And that's on our premium conversion. I mean one of those 2 products.

Benjamin Preston Brownlow: Great. And just one last one for me, the -- most of my questions were answered, but on the other revenue category, I think there was a onetime incentive payment of around $1 million from a new vendor. Any color there?

Bill Walljasper: Yes. As we go forward with the fleet card program, it's going to have something of that nature. Now keep in mind if we ran that through the first quarter, when we anticipate utilizing those dollars to market that program going forward.

Operator: Ryan Gilligan of Barclays.

Ryan J. Gilligan: Just following up on the fuel pricing and in-store traffic relationship, I think you mentioned in the prepared remarks that you took more margin and in some markets while getting more aggressive on price and others. What were the in-store transaction trend in the markets that you took more margin? How does that compare to overall traffic?

Bill Walljasper: All right so with respect to that, I mean most of our gains are coming through an increased basket ring. Traffic is -- would be probably one of those things that we're trying to evolve right now. Definitely the basket ring is what we're talking about. And we don't have -- I don't have any specific metrics about those stores that we took these programs in or not.

Keep in mind right now, Ryan, all the promotional activity that we do, whether it's 2 medium pizzas for $6.99 whatever, those are across the entire chain. It would be hard to probably make those types of distinctions. Now going forward, that's going to be a different dynamic and that's what digital will bring for us is the ability to regionalize the pricing and promotion strategy. And so we can have a little bit more granular look at that very question.

Ryan J. Gilligan: Got it. And I guess why do you think bakery trends were soft when breakfast was strong? You think that was in response to the price increase you took on donuts?

Bill Walljasper: No, there's a couple of things there. We have a new product coming into the category. It's a breakfast bowl product that has done, I would say, very well so far in its initial rollout. That's helping offset some of that softer -- the softness of the donuts and bakery. No I would also say, we did take price increase on the breakfast pizza slices, excuse me, breakfast pizza us, and that's also helping to alleviate that as well. Now going forward here in the next quarter, we just completed test of the several you don't at length that we're very excited about. We think they will be well received by our consumer. We also will be undertaking the creation of a larger gate doughnut and rolling that out here coming in the next quarter as well. Both of those things, I believe, will be great value propositions to help lift that area.

Ryan J. Gilligan: That makes sense. And just lastly on share buybacks how should we think about that for the rest of the year?

Bill Walljasper: Share buybacks, right now I can tell you that on the share buybacks, as you know Ryan, we completed the -- what I will call the original $300 million share report repurchase authorization. the board did authorize another $300 million. Right now, we are not executing on that. As we stand up these value creation plans. But certainly, keep in mind this is a 2-year window, and certainly that doesn't change our mindset.

Operator: Paul Trussell of Deutsche Bank.

Paul Trussell: You've touched on real estate, but I did want to circle back to the topic and just maybe peel back or dig a little bit deeper on the performance of the new stores, we're obviously very pleased with that. To what extent is that really just better locations or less competition in newer markets? If you can just explain upon that will be helpful. And also with the stores that you're acquiring, what are you seeing from a valuation standpoint and your overall feelings about the M&A environment?

Bill Walljasper: As far as the new store, it may be a little bit too early to try to bifurcate the actual reasons for the increased performance. But to give a little more debt on that will certainly more cognizant on reporting on that. I do believe that we definitely are focused on new store construction and we have a strong team out there that's using the data that we have from our existing store base, learning from that data, making those selections. Also the programs that Terry talked about our helping lift that up as well. As we get further down the path with some of those new starts, will kind of break that apart.

As far as the M&A activity, I would characterize M&A activity as relatively robust. And what I mean by that is in my time as CFO, which has been probably 15, 16 years now, is probably one of the years that we -- I've seen more conversations with opportunities. That doesn't necessarily Paul, mean that's going to translate into acquisition deals. We're still a very prudent buyer, very disciplined buyer and we're not going to out purchase stores to tell people we grew the units. But I think as we had get some distance behind tax reform, where I do believe there was a pause in acquisition activity, I think people are willing to have conversations about selling their business. And so we're encouraged by that. And certainly, I think we're in a good position to take advantage of those things.

Paul Trussell: And then just looking at the reduction that's taken place on the 24-hour format and overall kind of labor hour pullback, could you talk to us about the kind of per-unit productivity and profitability, and how that's translated given the -- post the changes you made?

Bill Walljasper: And so if you're referring to the reduction of 24-hour stores and pizza delivery stores, when I say reduction that means reduction of hours or reduction of days depending on the program. In some cases, we stopped the 24 hours, but -- and so roughly to give you a kind of an idea, the impact that it's having on our reduction and operating expenses, anywhere from 0.5% to 1% depending on the category benefit that we're seeing there. And as I mentioned in the last call, the impact in the bottom line was about $1.5 million and continues to be tracking in that line as well. That's the net benefit to the bottom line.

Operator: Anthony Lebiedzinski from Sidoti and Co.

Anthony Chester Lebiedzinski: I got disconnected a couple of times, so I apologize if my questions are repetitive, but as far as the store closings or actually, I should say, fewer delivery locations as well as some optimizing of that out for our locations, what was the impact of those initiatives on your same-store sales that you just reported quarter?

Bill Walljasper: It will be about 0.5% to a full 1%.

Anthony Chester Lebiedzinski: Got it. Okay.

Bill Walljasper: (inaudible) on the category.

Anthony Chester Lebiedzinski: As far as your OpEx guidance for the year, it does imply a deceleration in OpEx growth. I know you had some unusual medical claim cost. You always talked about the fuel prices, but those at the moment still are higher than a year ago. If you can just maybe help us bridge the gap as to how you expect to achieve

OpEx growth of 8.5% to 10% for the year versus the 12% roughly that you just reported here?

Bill Walljasper: Yes, one of those several things, Anthony. You touched on two of those. And certainly, the retail fuel price can change obviously in the latter part of the year. But we do anticipate less of an acceleration on the credit card fees as we start comping against higher retail fuel prices. The dynamic this quarter was a 27% increase in fuel price and certainly, that is lending itself to a much higher utilization of credit cards. You mentioned health care, we did have an unusually, I'd say, high healthcare costs quarter. Just a couple of metrics there, just to reiterate, about a 20% -- 19%, 20% increase in claims paid during the quarter. Embedded into that was roughly about a 73% increase in high dollar claims. That's a little unusual.

We don't necessarily see that being a trend line that's going to forward for the rest of the year. And in conjunction with healthcare costs, we are actually right in the middle of looking at the healthcare or health care cost for our renewal at the end of the calendar year. And so looking at opportunities to may be more efficient end up back to help from some of those costs going forward which will be starting obviously January of next year. Probably the biggest, one more I'll add and I get to the biggest that. Also one of the things that we don't see continuing from an acceleration standpoint is the long-term incentive plan expense that ran through our Q1.

We had some things get accelerated due to the retirement positions in. That will not continue in Q2, Q3 and Q4 in that pace. Lastly part of the biggest one is we can do to make adjustments in environments in our scheduling and budgeting hours calculator. Looking to drive hours more down to the store, store operations, personal have done a fantastic job thus far, but we still think there's more opportunities and we continue to tweak that and to move that downwards. Those are just some of the nuggets to think about when it comes to our thoughts around operating expense in the back half of the year.

Anthony Chester Lebiedzinski: Got it okay. And what was the credit card utilization rate?

Bill Walljasper: It's still roughly about 66%.

Operator: And with no further questions in queue, I'd like to turn the call back to Bill Walljasper for closing remarks.

Bill Walljasper: I'll let Terry go ahead and close us out.

Terry Handley: Yes, I would like to thank everyone for joining us this morning and close the call by reiterating our key initiatives to drive shareholder value. Positioning Casey's for accelerated revenue growth and improved profitability through our long-term value creation plan and continuing our strong track record of delivering value to shareholders through our disciplined capital allocation strategy by prioritizing high return growth and profitability initiatives. We strongly believe the combination of these actions will unlock significant value for our shareholders.

This concludes our call for today. We look forward to continuing a dialogue with our shareholders and updating you on our progress. Thank you.

Operator: Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program. You may all disconnect.